RUBICON
MINERALS CORPORATION

NEWS RELEASE
TSX VENTURE EXCHANGE - SYMBOL: RMX	JULY 22, 2003
OTCBB - SYMBOL: RUBIF	PR03-19

RUBICON APPOINTS NEW DIRECTOR

J. Garfield MacVeigh, Chairman of the Board of Directors of Rubicon Minerals Corporation (RMX.TSX Venture) is pleased to announce that the Company has appointed Philip Martin to the Board as an independent Director.

Mr. Martin, who is based in Toronto, has over 30 years experience in the mining industry ranging from mining engineer (1969-1979), corporate finance positions with Toronto Dominion Bank (1979-1986), research analyst (1986-1994), Director and Managing Partner of Gordon Capital Corporation (1995-1998) and Director/Vice President of First Associates Investments Inc. (2000-2002). Mr. Martin's professional qualifications include a B.Sc. (Hons) degree in Mining Engineering from the Royal School of Mines, Professional Engineer designation in Ontario and an MBA from Cranfield University, UK. Mr. Martin currently provides consulting services to the corporate and financial sectors.

MacVeigh said: "Philip's diverse and successful background in both the resource sector and capital markets adds considerable strength to the Rubicon Board and we look forward to him playing an active role in building value for the Company."

RUBICON MINERALS CORPORATION

David W. Adamson

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President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations Toll free: 1.866.365.4706 E-mail: bcavalluzzo@rogers.com
Rubicon Minerals Corporation Suite 888-1100 Melville Street, Vancouver BC CANADA V6E 4A6
TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from targeted results. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The Company relies upon litigation protection for forward looking statements.